Exhibit 99.2

265 FRANKLIN STREET, 18TH FLOOR
BOSTON, MASSACHUSETTS 02110
617 960-4000
617 960-4010 FAX

December 30, 2008

Keith Omsberg

Vice President, General Counsel and Secretary

Tier Technologies, Inc.

10780 Parkridge Blvd., 4th Floor

Reston, Virginia 20191

Re:  Advance Notice of Nomination of Shareholder Nominees

Giant Investment, LLC, a Delaware limited liability company (“Giant”) hereby submits this notice (this “Notice”) on the date hereof to Tier Technologies, Inc. (the “Company”). Giant is the record owner of one share of common stock, $0.01 par value per share, of the Company (“Common Stock”), and the direct beneficial owner of 1,799,322 shares of Common Stock, evidence of which ownership is set forth on Exhibit A attached hereto, representing approximately 9.1% of the outstanding Common Stock of the Company (based upon 19,734,463 shares of Common Stock outstanding as of November 28, 2008, as reported by the Company in its Annual Report on Form 10-K filed with the Securities Exchange Commission on December 10, 2008).  Giant intends to continue to hold these shares beneficially through the date of the 2009 Annual Meeting of Stockholders of the Company, including any adjournments or postponements thereof or any special meeting that may be called in lieu thereof (the “Annual Meeting”).

John C. Rutherford and Ernest K. Jacquet are the managing members of PCap II, LLC, a Delaware limited liability company (“PCap II”), which is the managing member of PCap Partners II, LLC, a Delaware limited liability company (“PCap Partners”), which is the general partner of Parthenon Investors II, L.P., a Delaware Limited Partnership (“Parthenon”), which, in turn, is the managing member of Giant.  Giant’s principal business is managing and controlling its members’ investments in Tier.  The principal business of Parthenon, a private equity fund based in Boston and San Francisco, is to make and oversee investments in equity and other interests in business organizations, domestic or foreign, including businesses the securities of which have no established market and may be restricted with respect to transfer, with the principal objective of appreciation of capital invested.  The principal business of PCap Partners is to act as the general partner of Parthenon and the principal business of PCap II is to act as the managing member of PCap Partners.  The principal occupations of Mr. Rutherford and Mr. Jacquet relate to their positions with PCap II and its affiliates.  As a result of the relationships described above, each of Giant, Parthenon, PCap II, PCap Partners, Mr. Rutherford and Mr. Jacquet (collectively, the “Beneficial Owners”) may be deemed to be a beneficial owner of their proportionate interest in the shares set forth above, or 1,799,322 shares (9.1%), 1,748,401 shares (8.9%), 1,748,401 shares (8.9%), 1,748,401 shares (8.9%), 1,799,322 shares (9.1%) and 1,799,322 shares (9.1%), respectively, and as a result each such Beneficial Owner may be deemed to have sole voting and dispositive power over such number of shares owned by Giant.

The business address for the Beneficial Owners is:  c/o Parthenon Capital, LLC, 265 Franklin St, 18th Floor, Boston, MA 02110. We request that any correspondence with the Beneficial Owners be directed to this address.

Pursuant to Section 1.10(b) of the bylaws of the Company, Giant hereby notifies the Company that Giant hereby nominates each of Zachary F. Sadek (“Sadek”) and Brian D. Edwards (“Edwards” and, together with Sadek, the “Nominees” and each, a “Nominee”) for election as a director of the Company at the Annual Meeting.  Mr. Sadek is Vice President of PCap Managers LLC, an affiliate of Giant, and accordingly, may be deemed to indirectly beneficially own all of the shares set forth above.  However, Mr. Sadek disclaims any such beneficial ownership. Certain additional information regarding each Nominee is set forth in Exhibit B.

Neither Nominee will receive any compensation from the Beneficial Owners for such Nominee’s services as director of the Company if elected.  If elected, each Nominee will be entitled to such compensation from the Company as is provided to other non-employee directors, which compensation will be described in the Company’s proxy statement furnished to stockholders in connection with the Annual Meeting.  Any such compensation that may be received by Mr. Sadek will be provided by Mr. Sadek to Giant, as part of Giant’s policy with respect to board service rendered by its employees.

Each Nominee has executed a consent to being nominated for election as a director of the Company and to serve as a director of the Company if elected at the Annual Meeting.  A copy of the consent executed by each Nominee is attached hereto as Exhibit C and Exhibit D.

Giant, on behalf of itself and the other Beneficial Owners, reserves the right to nominate substitute or additional persons as nominees for any reason, including in the event that (1) the board of directors of the Company (the “Board”) is expanded beyond its current size and/or (2) either Nominee is unable for any reason (including by reason of the taking or announcement of any action that has, or if consummated would have, the effect of disqualifying such Nominee) to serve as a director.

Exhibit E sets forth the name of each of the Beneficial Owners that has purchased or sold Common Stock within the previous two years, the dates of the transactions and the amounts purchased or sold.  No Beneficial Owner, other than Giant, directly owns any shares of Common Stock.  Neither Nominee has ever directly purchased or sold securities of the Company.

Except as disclosed herein or in any of the exhibits attached hereto, none of the Beneficial Owners or either Nominee: (i) owns any securities of the Company of record but not beneficially; (ii) owns beneficially any securities of the Company or any parent or subsidiary of the Company; (iii) has, nor do any of their associates have, any agreement or understanding with any person pursuant to which either Nominee was or is to be selected as a director or nominee, other than for Giant’s stated intention to nominate each Nominee and each Nominee’s consent to serve as a director of the Company, if elected, as set forth on Exhibit C and Exhibit D attached hereto; (iv) has, nor do any of their associates have, any agreement or understanding with any person with respect to any future employment by the Company or its affiliates; (v) has, nor do any of their associates have, any agreement or understanding with any person with respect to any future transactions to which the Company or any of its affiliates will or may be a party; (vi) has, nor have any of their associates, engaged in or had a direct or indirect interest in any transaction, or series of similar transactions, since the beginning of the Company’s last fiscal year, or any currently proposed transaction, or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $120,000 and in which any “related person,” as defined in Item 404(a) of Regulation S-K (“Regulation S-K”), had, or will have, a direct or indirect material interest; (vii) has, nor have any of their associates, been indebted to the Company or its subsidiaries at any time since the beginning of the Company’s last fiscal year in an amount in excess of $120,000; (viii) to their knowledge, has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the Annual Meeting, aside from their respective interests as stockholders of the Company; (ix) is a party adverse to, or has a material interest adverse to, the Company or any of its subsidiaries in any proceeding; (x) has borrowed any funds for the purpose of acquiring or holding any securities of the Company; (xi) is presently, or has been within the past year, a party to any contract, arrangement or understanding with any person with respect to securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies; (xii) has, during the past 10 years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors); or (xii) has, during the past 5 years, been involved in any of the legal proceedings described in Item 401(f) of Regulation S-K. The term “associates” shall have the meaning as that term is defined in

Rule 14a-1 of Regulation 14A under the Securities Exchange Act of 1934, as amended.

Neither nominee has ever served on the Board.  Except as otherwise set forth in this Notice, neither Nominee nor any associates of either Nominee has received any cash compensation, cash bonuses, deferred compensation, compensation pursuant to other plans or other compensation from, or related to, services rendered on behalf of the Company, or is subject to any arrangement described in Item 402 of Regulation S-K.  Giant believes that both Nominees are “independent” under Item 407(a)(1) of Regulation S-K and that Mr. Edwards would qualify as an “Audit Committee Financial Expert” under Item 407(d)(5) of Regulation S-K.

Except as otherwise set forth in this Notice, none of the relationships regarding either Nominee described in Item 404(b) of Regulation S-K exists or has existed.  To the knowledge of Giant, there are no relationships involving either Nominee or any associates of a Nominee that would have required disclosure under Item 407(e)(5) of Regulation S-K had either Nominee been a director of the Company.  There are no family relationships (as defined in Section 401(d) of Regulation S-K) between either Nominee and any director or officer of the Company or person nominated by the Company to become a director or executive officer.

Giant intends to appear in person or by proxy at the Annual Meeting to nominate each of the Nominees.  No Beneficial Owner intends, and no Beneficial Owner is part of a group that intends, to solicit proxies from stockholders of the Company in favor of the election of either Nominee, and accordingly no Beneficial Owner has incurred any expenses with respect to the solicitation of proxies in favor of the election of either Nominee.

The information included herein and in the exhibits attached hereto represents Giant’s best knowledge as of the date hereof.  Giant reserves the right, in the event such information shall be or become inaccurate, to provide corrective information to the Company as soon as reasonably practicable, although Giant does not commit to update any information which may change from and after the date hereof.  If either Nominee shall be unable to serve for any reason, this Notice shall continue to be effective with respect to any replacement Nominee selected by Giant.

In addition, Giant requests written notice, with copy to Joshua N. Korff of Kirkland and Ellis LLP at the address below, no later than 3:00 P.M. EST, on January 6, 2009, of any alleged defects in this Notice and reserves the right, following receipt of such notice, to challenge any such alleged defect.

Please direct any questions regarding the information contained in this Notice to Joshua N. Korff of Kirkland and Ellis LLP, 153 E. 53rd Street, New York, NY 10022, (212) 446-4943.

Very truly yours,

Giant Investment, LLC

By: Parthenon Investors II, L.P.,
Its: Managing Member

By: PCap Partners II, LLC,
Its: General Partner

By: PCap II, LLC,
Its: General Partner

By:	/s/ John Rutherford
Name: John C. Rutherford
Title: Managing Member

Exhibit A

125 High Street
Boston, MA 02110-2704
USA

Giant Investment LLC

c/o Parthenon Capital

265 Franklin Street, 18th Floor

Boston, MA 02210

Attn: Zachary Sadek

Re:  Giant Investment, LLC holding of Tier Technologies Inc.

December 29, 2008

Dear Zachary:

In Barclays Capital’s capacity as acting custodian for Giant Investment, LLC, Barclays’s confirms that Giant Investment, LLC currently holds 1,799,321 shares of Tier Technologies Inc. (CUSIP: 88650Q100).

Should you have any questions, or need for further verification, please contact Steve Gaziano at Barclays.  Steve can be reached (617) 342-4242.

Cordially,

/s/ Carol Ball
Carol Ball
Director

Barclays Capital Inc.

Barclays Bank PLC., New York Branch

Exhibit B

BIOGRAPHICAL INFORMATION OF NOMINEES

Zachary F. Sadek

Mr. Sadek is 29 years of age and serves as Vice President of PCap Managers LLC, an affiliate of Giant, and has been employed as an investment professional since June 2004 by affiliates of Parthenon Capital, LLC, a private equity fund based in Boston and San Francisco, that oversee investments in equity and other interests in business organizations, domestic or foreign. Prior to joining Parthenon in June 2004, Mr. Sadek was an investment banker with Dresdner Kleinwort Wasserstein (f/k/a Wasserstein Perrella & Co.) from June 2002 to June 2004.

None of Mr. Sadek’s prior employers was a parent, subsidiary or affiliate of the Company.  Mr. Sadek does not serve on the board of any company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934 or subject to the requirements of Section 15(d) of such Act or of any company registered as an investment company under the Investment Company Act of 1940.

Mr. Sadek’s business address is:

c/o Parthenon Capital, LLC

265 Franklin St, 18th Floor

Boston, MA 02110

Mr. Sadek’s residential address is:

101 Broad Street, #6G

Boston, MA 02210

Brian D. Edwards

Mr. Edwards is 45 years of age and serves as President of Pure4Sure Water, Inc., a privately-held manufacturer and distributor of commercial and residential water purification solutions based in Indianapolis Indiana. Prior to joining Pure4Sure in July 2008, Mr. Edwards spent 23 years at IKON Office Solutions, Inc., based in Malvern, Pennsylvania, most recently serving as a Corporate Officer and as Senior Vice President, North American Sales and Services. Mr. Edwards served as District President/Vice President and General Manager - Eastern Region for IKON Office Solutions from 1998 to 2003 and served as their Vice President and General Manager - Western Region from 2003 to 2004.  Mr. Edwards was appointed Senior Vice President, North American Sales, for IKON Office Solutions in August, 2004 and Senior Vice President, North American Sales and Services, in August 2006. IKON was a public company traded on the New York Stock Exchange under the ticker symbol IKN and was the largest independent distribution channel of document management solutions in the United States prior to being acquired by Ricoh Corporation in October, 2008.

None of Mr. Edwards’ prior employers was a parent, subsidiary or affiliate of the Company.  Mr. Edwards does not serve on the board of any company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934 or subject to the requirements of Section 15(d) of such Act or of any company registered as an investment company under the Investment Company Act of 1940.

Mr. Edwards’ business address is:

Pure4SureWater, Inc.

9930 E. 56th Street

Indianapolis, IN 46236

Mr. Edwards’ residential address is:

102 Regents Court

Malvern, PA 19355

Exhibit C

NOMINEE CONSENT

See Attached.

NOMINEE CONSENT

The undersigned hereby consents to be named as a nominee of Giant Investments, LLC and its affiliates (collectively, “Giant”) for election as a director of Tier Technologies, Inc. (the “Company”) in (i) Giant’s notice to the Company of its intent to nominate a director for election at the Company’s 2009 annual meeting of stockholders or a special meeting of stockholders of the Company in lieu thereof that includes the election of directors (including any adjournments or postponements thereof, the “Annual Meeting”) and (ii) the proxy statement and all other filings, reports and notices required under Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (collectively, the “Proxy Statement”) to be filed by Giant with the Securities and Exchange Commission and to be distributed to the stockholders of the Company prior to the Annual Meeting.  The undersigned also consents to the public disclosure (including, without limitation, disclosure in any filings or notices to the Company, its stockholders or any regulatory authority) of information that the undersigned provides about himself and that is required to be disclosed in the Proxy Statement.  The undersigned further consents to serve as a director of the Company if elected at the Annual Meeting.

/s/ Zachary Sadek
Name: Zachary Sadek

Dated:  December 29, 2008

Exhibit D

NOMINEE CONSENT

See Attached.

NOMINEE CONSENT

The undersigned hereby consents to be named as a nominee of Giant Investments, LLC and its affiliates (collectively, “Giant”) for election as a director of Tier Technologies, Inc. (the “Company”) in (i) Giant’s notice to the Company of its intent to nominate a director for election at the Company’s 2009 annual meeting of stockholders or a special meeting of stockholders of the Company in lieu thereof that includes the election of directors (including any adjournments or postponements thereof, the “Annual Meeting”) and (ii) the proxy statement and all other filings, reports and notices required under Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (collectively, the “Proxy Statement”) to be filed by Giant with the Securities and Exchange Commission and to be distributed to the stockholders of the Company prior to the Annual Meeting.  The undersigned also consents to the public disclosure (including, without limitation, disclosure in any filings or notices to the Company, its stockholders or any regulatory authority) of information that the undersigned provides about himself and that is required to be disclosed in the Proxy Statement.  The undersigned further consents to serve as a director of the Company if elected at the Annual Meeting.

/s/ Brian Edwards
Name: Brian Edwards

Dated:  December 29, 2008

Exhibit E

PURCHASES AND SALES OVER PAST TWO YEARS

The following table sets forth the name of each of the Beneficial Owners which purchased or sold Common Stock within the previous two years, the dates of the transactions and the amounts purchased or sold:

Beneficial Owner	Trade	Shares of Common Stock	Trade Date
Giant Investment LLC	Sale	25,000	02/16/07
Giant Investment LLC	Sale	10,000	08/24/07
Giant Investment LLC	Sale	288	08/24/07
Giant Investment LLC	Sale	5,212	08/27/07
Giant Investment LLC	Sale	100	08/28/07
Giant Investment LLC	Sale	19,700	08/30/07
Giant Investment LLC	Sale	300	08/30/07
Giant Investment LLC	Sale	300	08/31/07
Giant Investment LLC	Sale	3,977	09/11/07
Giant Investment LLC	Sale	3,100	09/12/07
Giant Investment LLC	Sale	6,000	09/13/07
Giant Investment LLC	Sale	11,311	09/14/07
Giant Investment LLC	Sale	2,220	09/14/07
Giant Investment LLC	Sale	81	09/17/07
Giant Investment LLC	Sale	300	09/18/07
Giant Investment LLC	Sale	22,750	09/26/07
Giant Investment LLC	Sale	6,575	09/27/07
Giant Investment LLC	Sale	44,574	10/01/07
Giant Investment LLC	Sale	23,500	10/02/07
Giant Investment LLC	Sale	25,000	10/03/07
Giant Investment LLC	Sale	100	10/04/07
Giant Investment LLC	Sale	24,900	10/05/07
Giant Investment LLC	Sale	25,000	10/09/07
Giant Investment LLC	Sale	25,000	10/09/07
Giant Investment LLC	Sale	25,000	10/11/07
Giant Investment LLC	Purchase	125,000	10/07/08
Giant Investment LLC	Purchase	25,000	10/23/08
Giant Investment LLC	Purchase	280	10/27/08
Giant Investment LLC	Purchase	1,152	12/16/08
Giant Investment LLC	Purchase	124,178	12/19/08